Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Michele Howard

770.441.2051

Immucor, Inc. Announces Results of Exchange Offer

July 18, 2017

NORCROSS, Ga., July 18, 2017 Immucor, Inc. (the “Company” or “Immucor”) today announced the expiration of an offer to eligible holders to exchange up to a maximum aggregate principal amount of $390 million of Immucor’s outstanding 11.125% Senior Notes due 2019 (the “Old Notes”) for a new series of 11.125% Senior Notes due 2022 (the “New Notes”) as described below (the “Exchange Offer”). The Exchange Offer, which commenced on June 19, 2017, expired in accordance with its terms at 11:59 p.m., New York City time, on July 17, 2017 (the “Expiration Date”).

Based on information provided by the exchange agent to Immucor, of the $400 million aggregate principal amount of Old Notes that were outstanding as of June 19, 2017, the commencement date of the Exchange Offer, $352,862,000 aggregate principal amount, or 88.2% of the Old Notes outstanding as of such commencement date, have been validly tendered and not validly withdrawn as of the Expiration Date. On July 20, 2017, Immucor expects to deliver in exchange for the Old Notes tendered in the Exchange Offer, an aggregate principal amount of $352,862,000 of New Notes, plus accrued and unpaid interest on such Old Notes up to, but not including, July 20, 2017. Citigroup Global Markets Inc. has agreed to purchase $37,138,000 of New Notes, the proceeds of which will be used toward redeeming an equal principal amount of Old Notes. The Company intends to use borrowings from its credit facility toward redeeming the remaining $10,000,000 principal amount of Old Notes.

New Notes will only be issued to holders of the Old Notes that have certified to Immucor in an eligibility letter as to certain matters, including their status as either (1) a “qualified institutional buyer” under Rule 144A under the Securities Act, or (2) a person who is not a "U.S. person" as defined under Regulation S under the Securities Act (each, an "eligible holder").

The New Notes have not been and will not be registered under the Securities Act or any state securities laws, and, unless so registered, may not be offered or sold in the United States or to any U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable state securities laws.

This press release is for informational purposes only and does not constitute an offer to purchase, sell or the solicitation of an offer to purchase, or a solicitation of tenders. The information in this press release is subject in all respects to the terms and conditions set forth in the offering memorandum and related letter of transmittal, each dated June 19, 2017 (the “Offering Documents”). The Exchange Offer does not constitute an offer to purchase any Old Notes in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer under applicable securities or “blue sky” or other laws.

The Exchange Offer was made solely pursuant to the Offering Documents, which more fully set forth and govern the terms and conditions of the Exchange Offer.

About Immucor

Founded in 1982, Immucor is a global leader in transfusion and transplantation diagnostics that facilitate patient-donor compatibility. Our mission is to ensure that patients in need of blood, organs or stem cells get the right match that is safe, accessible and affordable. With the right match, we can transform a life together. For more information on Immucor, visit www.immucor.com.